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                                                               Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
J&L Specialty Steel, LLC:


We consent to the incorporation by reference in the registration statement (No. 333-113820) on Form S-3 of Allegheny Technologies Incorporated of our report dated April 30, 2004, except as to note 12, which is as of June 1, 2004, with respect to the consolidated balance sheet of J&L Specialty Steel, LLC as of December 31, 2003, and the related consolidated statements of operations, shareholder equity (deficit) and cash flows for the year then ended, which report appears in the Form 8-K/A of Allegheny Technologies Incorporated dated July 12, 2004. We also consent to the reference to our firm under the caption "Independent Registered Public Accounting Firms" in a prospectus supplement to the prospectus statement included in the registration statement on Form S-3.

Our report dated April 30, 2004, except as to note 12, which is as of June 1, 2004, contains an explanatory paragraph that states that J&L Specialty Steel, LLC has negative working capital and a shareholder deficit as of December 31, 2003 and has incurred a net loss for the year ended December 31, 2003. In addition, substantially all of J&L Specialty Steel, LLC's assets are held for sale as of December 31, 2003. These matters raise substantial doubt about the J&L Specialty Steel, LLC's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP


Pittsburgh, Pennsylvania
July 12, 2004